Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated April 15, 2008 (which expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s ability to continue as a going concern), which appears on page F-2 of the Annual Report on Form 10-KSB of Security With Advanced Technology, Inc. (now known as PepperBall Technologies, Inc.) for the year ended December 31, 2007.

/s/ GHP HORWATH, P.C.
GHP HORWATH, P.C.

Denver, Colorado
October 22, 2008